Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
Employment Agreement (“Agreement”) made as of the 21st day of May 2021 by and between Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), and Prathyusha Duraibabu (“Executive”) (collectively, the “Parties”).
R E C I T A L S
WHEREAS, the Company desires to promote Ms. Duraibabu to Executive, and Executive desires to be promoted by the Company, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree follows:
1.Employment.
The Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions set forth in this Agreement, with a start date of June 1, 2021 (the “Effective Date”). To the extent of any inconsistency with Ms. Duraibabu’s prior employment agreements with the Company, this Agreement shall supersede such prior agreements.
2.At-Will Employment.
1Executive shall be employed on an at-will basis. Either Executive or the Company may terminate employment at any time, with or without cause, and with or without advance notice.
3.Position, Duties and Obligations.
(a)Executive shall be appointed as the Senior Vice President, Chief Financial Officer and shall serve in such position, and in such other positions as the Board and the Company may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Chief Executive Officer (collectively, your “Duties”).
(b)During Executive’s employment, Executive shall perform Executive’s Duties faithfully and to the best of Executive’s ability, and shall devote substantially all of Executive’s business time, attention, knowledge, skills and interests to the business of the Company (and its affiliates or subsidiaries).
(c)During Executive’s employment, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer.

(d)The foregoing in this Section 3 shall not preclude Executive from serving on any corporate, civic or charitable boards or committees on which Executive is serving as of the Effective Date and discloses to the Chief Executive Officer prior to the Effective Date or on which Executive commences service following such date with the Chief Executive Officer’s prior written approval, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.
(e)Executive’s principal place of business will be located in Brisbane, California.
(f)Executive represents that Executive may enter into this Agreement, and as of the Effective Date, 1) accept employment with the Company under the terms of this Agreement, and 2) perform the Duties and responsibilities contemplated by this Agreement without violating any other agreement or agreements with other parties including but not limited to and any prior employers.
4.Compensation and Benefits.
(a)Base Compensation. The Company shall pay to Executive an annual base salary of $400,000 Dollars, prorated for any partial employment period and payable in equal monthly installments in accordance with the Company’s payroll schedule. The Compensation Committee of the Board shall annually review the then-current level of Executive’s base salary (for increase only) to determine the amount, if any, of change to such salary.
(b)Annual Performance Bonus. Executive is eligible to earn an annual performance bonus commencing with the 2021 calendar year performance period. The target amount of Executive’s annual cash bonus shall be 35% percent of Executive’s annual base salary. Your new bonus target will be pro-rated accordingly for the remainder of 2021. The Board shall have sole discretion to determine whether any annual cash bonus will be paid based upon achievement of both corporate objectives and Executive’s personal objectives, and the reasonable discretion to determine that actual amount of any such bonus. Executive must be an employee in good standing on the date that the Board makes such determination in order to earn any such bonus, which determination shall be made by the Board no later than March 31 of the calendar year first following the performance period calendar year. The actual bonus may be more or less than the target amount based upon the Company’s achievement over the year. Any bonus to which Executive becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event later than the second payroll period following such Board determination. The Compensation Committee of the Board shall annually review Executive’s then target amount for the annual cash bonus (for increase only) to determine the amount, if any, of change to such target amount.
(c)Executive Severance Plan. Executive shall be deemed an Eligible Employee and an Executive Officer and entitled to receive certain severance benefits under the Sangamo Therapeutics, Inc. Executive Severance Plan dated February 6, 2019 (the “Severance Plan”) subject to the terms and conditions of the Severance Plan. A copy of the Severance Plan has been provided to Executive concurrently with this Agreement. Notwithstanding the foregoing, in the event that the Company withdraws this offer after it is signed by Executive or terminates this Agreement prior to the Effective Date for any reason other than Executive’s failure to successfully pass the requirements for a background check clearance, satisfactory reference check, and satisfactory proof of Executive’s legal right to work in the United States required under Section 8(a) herein, then Executive shall be entitled to severance under the Severance Plan as though his employment was terminated by the Company other than for Cause to the same extent as he would otherwise be entitled had such termination occurred after the Effective Date; provided, however, that Executive shall not be entitled to such severance if he has not notified his current employer of his intent to resign his employment at the time the Company informs him of the withdrawal or termination of this Agreement.
(d)Benefits. Executive will be entitled to the employee benefits generally provided to other executive officers of the Company pursuant to the terms of the applicable benefit plans. Executive will not be subject to a formal paid time off program. Executive is free to take paid time off from work for vacation, medical appointments, and other short-term absences due to illnesses or other personal reasons. If Executive desires to take time off for a duration longer than two (2) weeks manager approval is required. Unlimited paid time off is available from the first day of employment.
(e)Equity. Effective on the second Friday of the month, or if not a trading day, the trading day prior (the “Grant Date”) in which the Executive commences her new role, as long as the first day of employment with Sangamo occurs between the prior Grant Date and the day preceding the Grant Date, the Compensation Committee of the Board shall grant you non-statutory stock options to purchase up to 15,000 shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”),with an exercise price per share equal to the fair market value of the Company’s Common Stock on the Grant Date (the “Option”). The Option will be evidenced by the standard stock option agreement under the Plan and will be subject to the terms and conditions of that agreement and the Plan:
● 1/4th (one-fourth) of the Option shares will vest on the first-year anniversary of the Grant Date, and
● 1/48th (one forty-eighth) of the Option shares will vest in equal monthly installments for thirty-six (36) months thereafter, provided Executive remains a full-time employee through each such vesting date. Vesting of the Option and any subsequent equity grants will cease upon termination of Executive’s service by either party for any reason.
(f)Also, subject to approval by the Compensation Committee of the Board, we intend to grant you 7,500 restricted stock units ("Restricted Stock Units") under the Plan. Each Restricted Stock Unit represents the right to receive one share of the Company's common stock upon the specified issuance date following vesting. Your Restricted Stock Units will vest in a series of three (3) successive equal annual installments upon your completion of each year of service to the Company measured from the Vesting Commencement Date. The issuance of the underlying shares of common stock in settlement of vested Restricted Stock Units will be subject to the Company's collection of all applicable withholding taxes. The Restricted Stock Units will be evidenced by the Plan's form of Restricted Stock Unit Issuance Agreement and will be subject to its terms and conditions and the Plan.
(g)Clawback. Notwithstanding anything to the contrary in this Agreement, all compensation paid to Executive by the Company (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery and/or recoupment to the extent required by any present or future law, government regulation or stock exchange listing requirement (or any policy adopted by the Company which ensures compliance with the requirements of any such law, government regulation or stock exchange listing requirement).
(h)Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), Executive, upon written request from the Board, shall immediately resign from any positions Executive has with the Company (or any subsidiary), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.
5.Confidentiality. Executive agrees to continue to abide by the terms and conditions of the Employee Confidential Information and Invention Assignment Agreement between Executive and the Company, a copy of which has previously been execute and is attached as Exhibit A. Executive further agrees that at all times both during Executive’s employment by the Company and after Executive’s employment ends, Executive will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.
6.Tax Withholdings. Any and all cash compensation and other benefits (including without limitation, base salary, annual bonus and sign-on bonus) paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.
7.Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com. Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall: (i) allow discovery authorized by California Code of Civil Procedure Section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Francisco, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.
8.Miscellaneous.
(a)Conditions to Agreement. This Agreement is contingent upon a background check clearance, satisfactory reference check, and satisfactory proof of Executive’s legal right to work in the United States. Executive agrees to provide any documentation or information at the Company’s request to facilitate these processes.
(b)Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.
(c)Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the arbitrator shall have discretion to award the prevailing party attorneys’ fees and costs incurred by it with respect to such claim or action. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.
(d)Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.
(e)Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
(f)Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

(g)Entire Agreement. This Agreement, along with any other agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of Executive.

SANGAMO THERAPEUTICS, INC.

By:	Name: Whitney B. Jones Title: Senior Vice President, Chief People Officer
PRATHYUSHA DURAIBABU

EXHIBIT A